UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

July 1, 2017

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As discussed in more detail below in Item 8.01, Other Events, effective July 1, 2017, Renasant Corporation (“Renasant”) completed its merger with Metropolitan BancGroup, Inc. (“Metropolitan”), the parent company of Metropolitan Bank, pursuant to the Agreement and Plan of Merger by and among Renasant, Renasant Bank, Metropolitan and Metropolitan Bank dated as of January 17, 2017 (referred to as the “Merger Agreement”). Effective on the same date, as required under the Merger Agreement, Renasant’s board of directors (the “Board”) expanded the size of the Board by one to 17 members and appointed Donald Clark, Jr., who served as a Metropolitan director prior to the merger, to the Board. The Board has not yet appointed Mr. Clark to any Board committees. Compensatory arrangements for the new director will be consistent with Renasant’s standard arrangements for non-employee directors, prorated for Mr. Clark’s service during 2017. These arrangements are described in Renasant’s proxy statement for its 2017 annual meeting of shareholders filed with the Securities and Exchange Commission on March 16, 2017 under the heading “Board of Directors-Director Compensation.”
Also in connection with the Merger, effective July 1, 2017, Renasant Bank entered into an employment agreement with Curtis J. Gabardi, Metropolitan’s President and Chief Executive Officer, pursuant to which Mr. Gabardi will serve as the President and Chief Banking Officer of Renasant Bank. The following information summarizes Mr. Gabardi’s employment agreement with Renasant Bank; this summary is qualified in its entirety by the employment agreement itself, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
The initial term of Mr. Gabardi’s employment agreement is two years. After the expiration of the initial term, the term of the agreement will be extended for successive one-year renewal periods, unless either Renasant Bank or Mr. Gabardi provides not less than 60 days’ prior written notice to the other that his agreement will not be renewed.
Mr. Gabardi’s base salary is $425,000, subject to annual adjustment. He is eligible to receive annual performance-based cash bonuses under Renasant’s Performance-Based Rewards Plan and equity compensation under the Renasant 2011 Long-Term Incentive Compensation Plan (the “LTIP”); he is also eligible to participate in the plans and arrangements available to executive officers and employees of Renasant Bank, including a tax-qualified 401(k) plan, various insurance benefits and deferred compensation plans. Finally, Mr. Gabardi will receive standard perquisites, including a monthly car allowance and country club dues.
In the event Mr. Gabardi is “constructively terminated” or is terminated without “cause” (as such terms are defined in his employment agreement), (1) he will receive (a) a cash payment equal to his base compensation for the remainder of the employment term, but not less than 12 months, and (b) his cash bonus in the target amount, pro-rated to reflect the period of service prior to his termination, and (2) his outstanding equity awards (other than the retention award described below) will vest in accordance with the terms of the LTIP (generally on a pro rata basis). In addition, Mr. Gabardi will receive monthly premium reimbursements if he or his eligible dependents elect continuation coverage under the Renasant Bank group medical plan for the lesser of 18 months or the actual period of continuation coverage.
In the event Mr. Gabardi is “constructively terminated” or terminated without “cause” within the 24-months following a “change in control” (as defined in his employment agreement), (1) he will receive (a) a cash payment in an amount equal to two times the sum of his base compensation and average annual cash bonus for the two whole calendar years preceding the change in control and (b) monthly premium reimbursements under the Renasant Bank group medical plan for the lesser of 18 months or the actual period of continuation coverage, and (2) his outstanding equity awards will vest in accordance with the terms of the LTIP.
The employment agreement contains standard covenants prohibiting the solicitation of employees and customers and competition during the two-year period following Mr. Gabardi’s termination of employment for any reason. However, if Mr. Gabardi’s termination is for reasons other than a termination without cause or for constructive termination occurring within 24 months following a change in control, the prohibition on competition is limited to one year. The agreement also includes a covenant protecting the use and disclosure of Renasant’s confidential information that applies at all times during his employment and thereafter, regardless of the reason for his separation.
In addition, as an inducement to joining Renasant Bank, Mr. Gabardi was granted 5,000 restricted shares of Renasant common stock as a retention award. The award will vest in full on December 31, 2018, provided that on such date Mr. Gabardi is, and since the effective date of his employment agreement has been continuously, employed by Renasant Bank. If Mr. Gabardi’s employment terminates before the award vests, the award will be forfeited to and cancelled by Renasant, unless his termination is on account of death, “disability” (as defined in the LTIP) or involuntary termination without cause, in which event the award will vest in full, provided that on such date he is, and since the effective date of his employment agreement has been continuously, employed by Renasant Bank. If a change in control (as defined in the LTIP) occurs before his award vests, Mr. Gabardi’s award will vest in accordance with its terms, unless his employment is terminated during the 24-month period following the change in control either involuntarily without cause or for “good reason” (as defined in the LTIP), in which event his award will vest on the earlier of December 31, 2018 or his termination date. In all other respects, his award is subject to the terms and conditions of the LTIP.
After giving effect to the merger of Metropolitan Bank into Renasant Bank, each of Messrs. Clark and Gabardi, businesses with which they are associated, and members of their immediate families are customers of Renasant Bank and have loan, deposit and other financial services-related relationships with Renasant Bank. In the opinion of Renasant’s board of directors, based on Renasant’s due diligence investigation of Metropolitan prior to the completion of the merger, (1) all loan transactions were made in the ordinary course of business and in accordance with bank regulatory requirements, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Metropolitan or Metropolitan Bank, and did not involve more than the normal risk of collectability or present other unfavorable features, and (2) all certificates of deposit and other depository relationships and all financial services-related relationships were made in the ordinary course of business and in accordance with bank regulatory requirements and involved substantially the same terms, including interest rates (with respect to deposit relationships), as those prevailing at the time for comparable relationships with persons not related to Metropolitan or Metropolitan Bank. There are no family relationships between either Mr. Clark or Mr. Gabardi and any director or executive officer of Renasant.
Item 8.01    Other Events.
Effective July 1, 2017, Renasant completed its previously-announced merger with Metropolitan pursuant to the Merger Agreement, in a transaction valued at approximately $218 million. At closing, Metropolitan merged with and into Renasant, with Renasant the surviving corporation in the merger; immediately thereafter, Metropolitan Bank merged with and into Renasant Bank, with Renasant Bank the surviving banking corporation in the merger.
Pursuant to the Merger Agreement, holders of Metropolitan common stock have the right to receive 0.6066 of a share of

Renasant common stock for each share of Metropolitan common stock held immediately prior to the effective time of the merger, plus cash in lieu of fractional shares. Upon completion of the merger, each in-the-money stock option granted under Metropolitan’s 2007 Stock Incentive Plan vested in full and was converted into the right to receive a cash payment. The amount of this cash payment will be equal to (1) the total number of shares subject to such stock option multiplied by (2) the difference between $25.50 and the exercise price of the option, less applicable tax withholdings. Out-of-the-money Metropolitan stock options were cancelled for no consideration.
The foregoing description of the Merger Agreement and the merger does not purport to be complete and is qualified in its entirety by reference to the description thereof previously reported in the Current Report on Form 8-K filed by Renasant on January 19, 2017, under Item 1.01, Entry into a Material Definitive Agreement, which description is incorporated herein by reference, and by the Merger Agreement itself, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
On July 3, 2017, Renasant issued a press release announcing the completion of the merger, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger by and among Renasant Corporation, Renasant Bank, Metropolitan BancGroup, Inc. and Metropolitan Bank dated as of January 17, 2017 (attached as exhibit 2.1 to the Current Report on Form 8-K of Renasant Corporation filed with the Securities and Exchange Commission on January 19, 2017 and incorporated herein by reference).

10.1	Executive Employment Agreement dated July 1, 2017, between Renasant Bank and Curtis J. Gabardi.
99.1	Press release dated July 3, 2017 issued by Renasant Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: July 7, 2017	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Executive Employment Agreement dated July 1, 2017, between Renasant Bank and Curtis J. Gabardi.
99.1	Press release dated July 3, 2017 issued by Renasant Corporation.